Exhibit 10.1

ETHANOL MARKETING AND SERVICES AGREEMENT:
Western Plains Energy, LLC

This Agreement is made and entered into this 24th day of November, 2008, (“Effective Date”) by and between Western Plains Energy, LLC having an address of or near 3022 County Rd. 18, Oakley, Kansas 67748 (hereinafter referred to as “Owner”), and Ethanol Products, LLC d/b/a POET Ethanol Products having an address of 9530 East 37th Street North, Wichita, Kansas 67226 (hereinafter referred to as “Marketer”).

RECITALS:

A.                                    The Owner desires to utilize the services of a marketer to market Owner’s fuel grade ethanol (hereinafter referred to as “Ethanol”) from its plant sited near 3022 County Rd. 18, Oakley, KS (the “Plant”).

B.                                    Marketer is in the business of marketing Ethanol in the United States.

C.                                    The parties desire to enter into and execute this Agreement for the purpose of setting forth agreed upon terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                       Marketing Rights.  Owner gives Marketer exclusive rights to market all of Owner’s Ethanol produced from its Plant.

2.                                       Term of Agreement.  The initial term of this agreement will be five (5) years beginning on February 1, 2009 (the “Commencement Date”).  This Agreement renews automatically for additional five (5) year periods, at the end of the initial period and at the end of any subsequent five (5) year renewal period, unless terminated by either party.  Either party may terminate this Agreement at the end of the initial period or at the end of any five (5) year renewal period by giving to the other party ninety (90) days’ written notice of termination prior to the end of the then current period.  Within fifteen (15) days of receipt of written notice of termination by either party, Marketer will provide Owner with a quantity per month of Ethanol for up to one (1) year from termination that will be needed to fulfill sales contracts in existence at the time of termination and copies of said sales contracts.  Owner agrees that all such existing sales contracts disclosed in the fifteen (15) day period will be fulfilled, and that the terms of this Agreement will remain in effect for all such Ethanol.

3.                                       Marketing Services Provided.  Marketer will provide to Owner the following marketing services:

a.                                       Marketing.  Marketer will effect the sale of Owner’s Ethanol with a good faith effort to achieve the available market prices.

b.                                      Scheduling.  Marketer will be responsible for scheduling all shipments of Owner’s Ethanol.  Marketer will provide to Owner a shipping order, and Owner will provide a combined shipping schedule as stated in Section 8 below.

c.                                       Leased Storage.  If it is deemed necessary by Marketer to market Owner’s Ethanol through storage facilities, Owner will pay all commercially reasonable lease and throughput costs associated with such leases.

d.                                      Freight and Transportation.  Marketer will arrange for all freight and transportation services, including rail equipment, for delivery of Owner’s Ethanol.  Except as otherwise provided herein, Owner will reimburse Marketer for all commercially reasonable freight, transportation services and throughput costs incurred by Marketer.

e.                                       Customer Creditworthiness.  Marketer will make reasonable efforts to review the creditworthiness of Owner’s Ethanol customers. Marketer will then recommend to Owner which, if any, Ethanol customers Marketer believes should be accepted. Owner will have the right to reject sales to any Ethanol customers.  Marketer will not sell Ethanol to any customer rejected by Owner.

f.                                         Accounts Receivable.  Owner will retain the risk of non-payment by Owner’s Ethanol customers.  Marketer will make reasonable efforts to collect any of Owner’s past due accounts.  However, Marketer will not be required to initiate litigation to collect delinquent accounts.  Upon receipt of written consent from Owner, Marketer shall be authorized to turn over to collection agencies a delinquent account unless Owner determines that Owner will assume responsibility for collecting the account.  Any reasonable collection agency fees resulting from the collection process will be borne by Owner.  All accounts receivable losses arising from the marketing of Owner’s Ethanol are Owner’s sole responsibility.

g.                                      Title and Risk of Loss.  Marketer will take title to Owner’s Ethanol at Owner’s Plant as Ethanol passes the flange connecting the delivering and receiving apparatus of the parties.  Notwithstanding the transfer of title as set forth herein, and except when any of the following occurs due to Marketer’s negligence or willful and wanton conduct, Owner agrees to defend, indemnify and hold harmless Marketer from the risk of loss of Owner’s Ethanol, risk of penalty due to late or non-delivery, risk of non-compliant quality and condition of Owner’s Ethanol, and risk of non-collection with respect to the sale of Owner’s Ethanol to Ethanol customers.  Acceptance of Owner’s Ethanol by Ethanol Customers under applicable laws will not occur until Owner’s Ethanol has been accepted by the Ethanol customers at the time of delivery.

h.                                      Transaction Processing.  Marketer will be responsible for invoicing all of Owner’s Ethanol marketed, receiving payments from customers, and paying freight and/or storage when necessary.  Owner will be responsible for furnishing Marketer a report by 10:00 AM each workday of the previous day’s shipments.  Marketer will send to Owner’s Ethanol customers invoices the same day as the report is received.

i.                                          Remittance of Payment.  Each week a payment will be made to Owner by Marketer for all Ethanol invoiced thirteen to nineteen (13-19) days prior to said date that has been paid by Owner’s customers.  This payment will be adjusted for all freight, transportation services, storage costs, throughput costs, Services Fees, costs incurred due to a Regulatory Change or Change in Customer Requirements, taxes, and when applicable, an adjustment for value-added as stated in Section 7 below.  Following Owner’s receipt of five days’ advance notice of Marketer’s intention to complete an offset against payments due Owner, Marketer in good faith has the right to set off against payments due Owner hereunder any and all amounts owed by Owner to Marketer for any liabilities outside the normal course of business.  Adjustments within the normal course of business will be adjusted without prior written notice as they occur.

j.                                          Insurance.  Marketer will insure Owner’s Ethanol, at Marketer’s sole cost, upon transfer of title of Owner’s Ethanol to Marketer, as set forth in Section 3.g.  The insurance will be in the form of a marine cargo insurance policy that will name Owner as an additional insured, and will provide for payment of proceeds directly to Owner to the extent Owner still has any risk of loss.  The amount of the policy, the deductible, and the other terms and conditions of the policy will be commercially reasonable, but will be at an amount that covers (at a minimum) a total loss of the Ethanol during transit to the Ethanol customers, less the deductible.  Upon issuance of such policy, Marketer will cause Marketer’s insurance agent to issue to Owner a certificate of insurance verifying that such insurance policy is in full force and effect.

4.                                       Administrative Services Provided.  Marketer will provide to Owner the following Administrative Services:

a.                                       Distribution Services.  Marketer will be responsible for an on-going program to conduct carrier audits and will be responsible for carrier selection and dispatching, freight rate bundling and distribution optimization.

b.                                      Transaction Processing.  Marketer will be responsible for Ethanol licensing, monitoring and state compliance reporting, state surety bonding, tax collection, remittance and reporting, purchase and sales acknowledgments, late payment collections, and electronic funds transfer services.

c.                                       Inventory Management.  Marketer will be responsible for monitoring future Ethanol stock levels projected for Owner’s Plant to facilitate the marketing program established by Marketer for the sale of Owner’s Ethanol.

d.                                      Proprietary Software.  Marketer will install and maintain a proprietary software system to handle linked transaction processing and necessary data access to Ethanol marketing and sales information.

e.                                       Denaturant Supply.  Marketer has the right to supply denaturant to Owner’s Ethanol Plant subject to terms, conditions, and pricing as are mutually agreed to by Marketer and Owner.

5.                                       Marketing and Administrative Service Fee.  Owner will pay Marketer a fee for the Marketing and Administrative Services rendered by Marketer hereunder.  The fee (the “Services Fee”) will be one percent (1%) of the Net-back sales price per gallon of denatured Ethanol as produced by Owner’s Plant.  Net-back sales price is defined as the price actually paid and collected per gallon of denatured Ethanol, minus all freight and transportation costs, any applicable owned storage fees, leased storage fees, through-put fees, any terminalling fees, and taxes imposed by a governmental authority, except for sales, use of similar taxes imposed upon the net profits of marketer or the Services Fees.

6.                                       Marketer’s Purchase of Ethanol.  Marketer may purchase for its own account all or a portion of Owner’s Ethanol at a price to be agreed upon by the parties at the time of the purchase.

7.                                       Value-Added Opportunities.  Marketer and Owner mutually recognize that on occasion Marketer will be able to develop a sale opportunity for Owner’s Ethanol that is above the market value for sales typically completed on a spot market or contract rollover basis (a “value-added transaction”).  Examples of value-added transactions include the building of new markets, time exchanges, location exchanges, rack pricing, and negotiation of spread differentials.  The parties acknowledge that new value-added opportunities not yet known to the parties are expected to be developed by Marketer in the future.  Owner and Marketer acknowledge that for value-added transactions, the Services Fee is insufficient to compensate Marketer for additional income and profits generated for Owner.  Therefore, Owner and Marketer agree to share the additional margin generated from value-added transactions at the ratio of 50% for Owner and 50% for Marketer.  The additional margin will be calculated based on the difference in the sales price of the value-added transaction at Owner’s Plant (net of transportation cost) and the sales price of a typical market transaction (net of transportation cost) for a similar time period.

In order to facilitate the completion of value-added transactions, which opportunities occur and disappear quickly within the market, Owner agrees to identify representatives of Owner with authority to approve value-added transactions.  Marketer will, upon identification of a value-added transaction opportunity, present to any one of Owner’s representatives the value-added transaction, including the details of said value-added transaction, for consideration.  Owner has complete and sole discretion to accept or reject the value-added transaction.  If agreed upon by Owner’s representative, Marketer will confirm in writing to Owner’s representative the agreement of the parties regarding the value-added transaction.  In this case, Marketer will complete the value-added transaction in accordance with the agreement of the parties.  If Owner’s representative declines to participate in the value-added transaction, then Marketer will not complete the value-added transaction for Owner’s account.

8.                                       Reporting.  Marketer will provide Owner with the following reports on a schedule described below during the term of this Agreement:

Shipping Orders	Daily
Market Information	Weekly
Sales Summary	Monthly

Owner will provide Marketer with the following reports on a schedule described below during the term of this Agreement:

Daily Production	Daily
Combined Shipping Schedule	Daily

In addition to the aforementioned reports, Owner will timely inform Marketer of daily inventories, Plant shutdowns, daily production projections, and any other information requested by Marketer in order for Marketer to perform Marketer’s services under this Agreement.

9.                                       Discontinuation of Production.  In the event that Owner desires to discontinue or reduce the production of Owner’s Ethanol, Owner will notify Marketer 180 days in advance of Owner’s decision in order that all contract commitments made by Marketer for Owner may be met.  If less than 180 days notice of discontinuance or reduction of production is provided to Marketer, or if unforeseen circumstances cause Owner to cease or reduce production at its Plant, Owner grants Marketer the power to buy in ethanol short falls for Owner’s account on unfilled contracts, and any associated losses will be reimbursed by Owner to Marketer.

10.                                 Liability.  Any and all liability related to Owner’s Ethanol, including but not limited to Ethanol quality and condition, the timely delivery of Ethanol, and the handling, transportation, storage and release of Owner’s Ethanol into the environment, will remain Owner’s sole responsibility, except to the extent provided in Section 12, or to the extent such liability is to be insured against at Marketer’s expense pursuant to Section 3.j.  Owner’s Ethanol will be delivered free from lawful security interests, liens, taxes, encumbrances and claims of third parties.

11.                                 Indemnification of Marketer.  Owner must indemnify, hold harmless and defend Marketer, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorneys’ and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer’s services provided under the terms and conditions of this Agreement, for Owner’s breach of this Agreement, and the handling, transportation, storage and release of Owner’s Ethanol into the environment, except that Owner will not indemnify, hold harmless and defend Marketer from (i) the negligent or willful or wanton conduct of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of the Marketer’s services to be rendered under the terms and conditions of this Agreement, (iii) Marketer’s violation of laws, regulations, ordinances and/or court orders; and (iv) any liability otherwise covered by insurance

12.                                 Indemnification of Owner.  Marketer must indemnify, hold harmless and defend Owner, and its officers, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys’ and other professional fees, in connection with Marketers’ breach of this Agreement and, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or willful or wanton conduct of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer’s services to be rendered under the terms and conditions of this Agreement, and (iii) Marketer’s violation of laws, regulations, ordinances and/or court orders.

13.                                 Insurance.  Marketer will furnish Owner with an insurance certificate verifying that Marketer maintains commercial general liability insurance in an amount not less than $5,000,000.

14.                                 Waiver of Subrogation.  Notwithstanding any other provision of this Agreement to the contrary, neither Owner nor Marketer will be liable to the other for any business interruption, loss or damage to property of the other, or injury to or death of persons arising from the marketing, sale, storage and transportation of Owner’s Ethanol, whether or not caused by the negligence of Owner, Marketer, or their respective employees, agents or contractors.  This waiver will apply only to the extent that such business interruption, loss or damage to property, or injury to or death of persons is covered by insurance, regardless of whether such insurance is payable to or protects Owner or Marketer, or both.  Nothing in this Section 14 may be construed to impose any other or greater liability upon either Owner or Marketer than would have existed in the absence of this Section 14.  Owner and Marketer shall cause each insurance policy obtained by them in relation to the services hereunder to provide that the insurance company waives all right of recovery by way of subrogation against the other in connection with any damages covered by said policies.  This waiver will be in effect only so long as the applicable insurance policies contain a clause to the effect that this waiver will not affect the rights of the insured to recover under such policies.  Such clauses must be obtained by the parties whenever possible.

15.                                 Taxes.  Owner will be solely responsible for payment of all taxes and charges, now or hereafter imposed (whether by federal, state, municipal or other public authority), by reason of this Agreement or its performance, including but not limited to, sales or use taxes, but excluding any income tax imposed upon Marketer’s net profits.  Marketer may deduct from the proceeds of sales of Owner’s Ethanol an amount equal to any taxes imposed as set forth herein, and Marketer will remit to the appropriate government entity the taxes owed.  All taxes and charges paid on Owner’s account will be disclosed to Owner.

16.                                 Entire Agreement and Amendment.  This Agreement and the sales confirmations contain the entire agreement between the parties.  No oral statements, representations or prior written matter not contained in this Agreement shall be binding upon the parties with respect to the subject matter hereof.  In the event of a conflict of terms between a sales confirmation and this Agreement, the terms of this Agreement will control.  In the event that Marketer revises terms of the sales confirmation form which are not normally subject to change (except the “Detail” grid), Marketer will use commercially reasonable efforts to bring to Owner’s attention the revised terms set forth in the sales confirmation form.  Except for the sales confirmations, this Agreement will not be amended or modified in any manner except by a writing executed by both parties that specifically references amending this Agreement.

17.                                 Confidential Nature of Agreement.  Marketer and Owner agree to keep all sales, prices, inventory positions, and the details of this Agreement, the sales confirmations, other documents and details of the transactions strictly confidential.

18.                                 Assignment.  This Agreement may not be assigned by either party, except to an affiliate controlled by or in control of said party (“Affiliate”), without the written consent of the other party.  To the extent this Agreement is assigned to an Affiliate, such assignment shall only be effective if written notice of such assignment is given to the non-assigning party within 30 days of such assignment.

19.                                 Governing Law.  This Agreement will be governed, construed and enforced under the laws of the State of Kansas.

20.                                 Force Majeure.  Marketer will not be liable to Owner for its failure to deliver services hereunder, and Owner will not be liable to Marketer for its failure to produce Owner’s Ethanol, when such failure is due to the failure of processing equipment, fires, floods, storms, weather conditions, strikes, lock outs, other industrial disturbance, riots, legal interference, governmental action or regulation, acts of terrorism, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond Marketer’s or Owner’s reasonable control; provided Marketer or Owner must promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery of services or Owner’s Ethanol.  The party seeking to invoke this provision must provide notice within 48 hours or such other time as is reasonable under the circumstances.  The party must further notify the other party as to the time when the force majeure condition is no longer in effect.

21.                                 Regulatory Changes and Changes in Customer Requirements.  In the event that at any time subsequent to the Effective Date there occurs a Regulatory Change or any Change in Customer Requirements which increases the cost to Marketer of providing the services set forth herein, and if Marketer so elects by notice to Owner, then Owner must reimburse Marketer for the additional costs incurred as a result of the Regulatory Change or Change in Customer Requirements.  A “Regulatory Change” means any change after the Effective Date in any applicable statute, law, code, determination, rule, regulation, decree, injunction, franchise, permit, certificate, license, ordinance, standard or control of any governmental authority.  By way of example, a Regulatory Change would include increased reporting requirements of government authorities for the marketing, sale, transportation or storage of ethanol.  A “Change in Customer Requirements” means any change after the Effective Date in any requirement for the purchase, delivery, transportation, storage, testing, reporting or insuring of ethanol.  By way of example, a Change in Customer Requirements would include a customer imposing upon Marketer a requirement that Marketer use a specific software package in order for Marketer to market ethanol to the customer.

22.                                 Conflicts of Interest.  Owner recognizes and acknowledges that members with an ownership interest in Marketer or their Affiliates also hold ownership interests in other ethanol production facilities for which Marketer provides the same or similar services as are provided for Owner under the terms of this Agreement.  Marketer agrees that it will provide services to Owner hereunder in the same or similar method as services are provided to other ethanol production facilities so as not to favor the other ethanol production facilities over Owner.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

OWNER:
MARKETER:
Western Plains Energy, LLC		ETHANOL PRODUCTS, LLC D/B/A
POET ETHANOL PRODUCTS

By:	/s/ Steven R. McNinch	By:	/s/ Robert K. Casper

Name:	Steven R. McNinch	Name:	Robert K. Casper

Its:	CEO/General Manager	Its:	President